Exhibit 5.1

Writer’s Direct Dial: 212-225-2472
E-mail: jfisher@cgsh.com

May 6, 2005

The Home Depot, Inc.
2455 Paces Ferry Road, N.W.
Atlanta, Georgia 30339-4024

Ladies and Gentlemen:

          We have acted as special counsel to The Home Depot, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of non-convertible debt securities (the “Debt Securities”). The Debt Securities being registered under the Registration Statement will have an aggregate initial offering price of up to $5,000,000,000 or the equivalent thereof in foreign currencies or composite currencies and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. The Debt Securities are to be issued under an indenture dated as of May 4, 2005 (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

          We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

The Home Depot, Inc., p. 2

          1. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. The execution and delivery of the Indenture have been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed and delivered by the Company, and qualified under the Trust Indenture Act of 1939, as amended, and is a valid, binding and enforceable agreement of the Company.

          3. The execution and delivery of the Debt Securities to be issued under the Indenture have been duly authorized by all necessary corporate action of the Company, and the Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

          Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to issuance of the Debt Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

          In rendering the opinion expressed in paragraph 3 above, we have assumed that (i) each series of Debt Securities will be issued with an original aggregate principal amount of $2,500,000 or more; (ii) all Debt Securities will be issued and sold in compliance with applicable law; (iii) the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the price and in accordance with the terms of an agreement or agreements duly authorized and validly executed and delivered by the parties thereto; (iv) the Company will authorize the offering and issuance of the Debt Securities and will authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action; and (v) certificates, if required, representing the Debt Securities will be duly executed and delivered and, to the extent required by the Indenture, duly authenticated.

          We note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The Home Depot, Inc., p. 2

          The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

          We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of the Securities” as counsel for the Company who have passed on the validity of the Debt Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Janet L. Fisher
Janet L. Fisher, a Partner